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Centrus Energy Corp.

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Daniel B. Poneman	(301) 564-3300 phone
President & Chief Executive Officer	(301) 564-3201 fax

April 28, 2021

Dear Fellow Shareholders:

For all of the challenges, heartache, and upheaval that COVID-19 brought to our families and communities in 2020, it also revealed our resolve, resilience, and collective ability to persevere. Our employees rose to the occasion and Centrus rapidly and radically reinvented how we do our work.

We followed CDC guidance to protect our employees while continuing to deliver on our customer commitments. We kept a major construction project on track through the worst of COVID, building what will be a first-of-a-kind advanced nuclear fuel production facility right here in the United States.

Despite the pandemic, Centrus returned to profitability in 2020 and delivered significant value to our shareholders. We increased our revenue by 18 percent and ended the year with $54.4 million in net income, $152.0 million in cash, and a $960 million long-term order book extending through the decade.

Our return to profitability is the culmination of years of work to lower costs, win new sales, and expand our revenue base. But in so many important ways, our story is just beginning. We have only scratched the surface of what we can achieve, particularly as the Nation and the world turn to a new generation of advanced nuclear technologies to meet the rising need for carbon-free electricity.

Centrus Energy Corp. • 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817-1867 • T 301-564-3200 • F 301-564-3201 • centrusenergy.com

Market Opportunities: Rising Demand for Carbon Free Power

Global electricity demand is expected to double over the next 30 years, even as governments come under increasing pressure to dramatically reduce carbon emissions. The International Atomic Energy Agency recently estimated that global nuclear power generation could increase by 8 to 39 percent over the next decade and could more than double by 2050.

There is strong momentum now in the development of next-generation nuclear reactors. Reactor developers aim to shorten the time it takes to license and build reactors, deliver significant reductions in capital costs, incorporate inherent safety features that allow reactors to shut down automatically without human intervention, and enable flexible operations that can help incorporate more intermittent power sources such as wind and solar into the power grid. With the first-of-a-kind advanced nuclear fuel production facility we are building today in Ohio, Centrus is well-positioned to lead the way in fueling these new reactors.

The multi-billion-dollar global market for nuclear fuel is poised to evolve and grow in the years ahead. Centrus is ready to meet the moment, starting with our Low-Enriched Uranium (LEU) segment.

LEU Segment: Delivering Strong Margins and Growth Opportunities

Our LEU revenue grew to $190.5 million in 2020, a 12 percent increase over 2019, producing $97.8 million in gross profit.

The LEU segment continues to be our largest source of revenue, supplying nuclear fuel to major utilities in the United States and other markets. We primarily sell the uranium enrichment component of nuclear fuel, which is denominated in Separative Work Units (SWU). We also make some sales of the unenriched uranium (called natural uranium) that is needed as feed material for an enrichment plant.

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While our long-term goal is to supply our customers from our own enrichment plant, in the meantime, we have contracts to make bulk purchases of enrichment from multiple sources, giving us a stable supply of enrichment through the end of the decade.

A market-based price reset provision took effect in our largest supply contract at the beginning of 2019, when market prices were near their historic lows. This adjustment substantially reduced our purchase costs for SWU and improved our margins. We also took advantage of lower prices in recent years to diversify and extend our supply base. This includes new supply contracts we announced in 2018 with the French nuclear fuel company, Orano, giving us access to an additional supply of SWU between 2021 and 2030.

As global demand for nuclear power grows, nuclear fuel prices are rising again. The published price of uranium enrichment – measured in dollars per SWU – has increased by 60 percent since bottoming out in August 2018. Market analysts are forecasting that it will continue to increase.

As the price has continued to climb, more utilities have gone back into the market to secure their fuel supply for future years. So, we expect to have strong selling opportunities moving forward.

In fact, from November 2020 through the end of January 2021, our sales team secured new contracts and sales commitments valued at over $100 million. These new sales, along with others we made throughout 2020, have enabled us to maintain a strong long-term order book, valued at approximately $960 million as of December 31, 2020.

Technical Solutions Segment: Pioneering the Next Generation of Nuclear Fuel

Centrus is proud to be developing a new class of nuclear fuel known as High-Assay, Low-Enriched Uranium, or HALEU. HALEU is uranium that has been enriched so that the concentration of the fissile isotope U-235 is in the range of 5 to 20 percent, which is higher than the 4 to 5 percent level in LEU. The higher concentration of U-235 allows for smaller, longer-lasting fuel cores, reduces the volume of waste produced, and provides a number of other performance advantages.

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Most of the next generation reactors under development today are designed to operate on HALEU, and there are also new fuel designs being developed to enable the existing reactor fleet to begin transitioning to higher enrichment levels later in this decade.

The only problem is that HALEU isn’t commercially produced in the United States – yet.

In 2019, the U.S. Department of Energy awarded Centrus a three-year, $115 million cost-share contract to deploy a cascade of our AC100M centrifuges at our Piketon, Ohio, facility to demonstrate HALEU production. Construction is well under way – in fact, we already have finished assembling the centrifuges, and are now working on building and installing the ancillary equipment and systems that will support operations of the cascade. We have also submitted a license amendment request to the U.S. Nuclear Regulatory Commission and, by early next year, we hope to have the Nation’s first NRC-licensed HALEU production facility up and running.

Nine of the ten advanced reactor designs the Department of Energy selected in 2020 for the Advanced Reactor Demonstration Program (ARDP) will require HALEU, including the two largest awardees. Centrus has built formal and informal relationships with most of the ARDP awardees and plans to be first to market in the United States with HALEU fuel that can power their reactors.

While our initial capacity next year will be modest, we can expand the facility in modular fashion. Subject to the availability of government funding and/or offtake contracts, Centrus can continue to operate and deploy additional centrifuges in our facility to meet whatever level of production is required for commercial and/or U.S. government purposes. Enrichment modules can be built faster than reactors, so we can pace our expansion to match the growth of demand.

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While the timing and magnitude of commercial HALEU demand is still subject to uncertainty, there is another potential customer whose needs are well-known and who we are uniquely equipped to serve: the United States Government. In the years and decades ahead, the U.S. Department of Energy will require enriched uranium for a range of missions. This includes maintaining our existing nuclear deterrent, fueling the U.S. Navy, and supporting a critical nonproliferation program that is transitioning research reactors to operate on HALEU instead of weapons-grade Highly-Enriched Uranium (HEU). The U.S. Department of Defense is also exploring the use of microreactors to provide a secure, uninterruptable power supply to U.S. troops. Even a modest deployment of military microreactors could result in a significant requirement for domestically produced HALEU.

Notably, longstanding U.S. nuclear nonproliferation policy and binding international agreements prohibit the use of foreign enrichment technology for national security missions. Because the last of the U.S. government’s Cold War-era enrichment plants shut down in 2013, a new domestic enrichment capability will ultimately be needed for national security. Centrus’ AC100M centrifuge is the only U.S. enrichment technology that is being built today and is capable of meeting this requirement.

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There are important synergies between America’s national security needs and the needs of the commercial sector. Meeting one set of needs helps with economies of scale and makes it easier – and cheaper – to meet the other. U.S. leadership can create thousands of highly skilled American jobs, including for union members and veterans of our armed forces. It can help power the U.S. economy, while reducing our carbon emissions and strengthening our national security.

Strengthening Our Bottom Line

We have also taken steps to improve our balance sheet, reduce overhead and interest costs, and strengthen our financial position.

Our Selling, General, and Administrative (SG&A) costs have declined by 22% since 2016. We’ve reduced expenses on consulting, information technology, travel (even before the pandemic), leasing, and a host of other areas. In some cases, this has meant painful staff reductions. However difficult, the steps we have taken have been critical to making us competitive going forward.

Our rising valuation has given us the opportunity to re-enter capital markets. We raised approximately $25 million in gross proceeds in a public offering in August 2020, our first capital raise in many years. In November, we completed a $60 million transaction to repurchase and retire the majority of our Series B Preferred Stock – doing so at a 25 percent discount to face value. Then, in late December, we launched an “At the Market” capital raise that generated an additional $23 million in gross proceeds as of March 22, 2021.

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Our capital initiatives are part of a larger, long-term plan to strengthen our balance sheet and to reduce, restructure, and retire our debt. At the end of 2015, we had $247.6 million in debt obligations that were coming due in 2019. The interest charges on that debt were approximately $20 million per year. Through a series of transactions over the last five years, we decreased the principal balance of that debt by approximately 70 percent and extended the maturity of the remaining balance until 2027.

As we move forward, we will continue to seek opportunities to improve our financial performance and will continuously evaluate our capital structure, investment decisions, and financial health.

The Road Ahead:

For all of the progress that we have made, in many ways we are just getting started. Our HALEU contract, combined with our contracts in the LEU segment, gives us a window of opportunity to restore our status as an enricher. We intend to pioneer the new and emerging market for advanced nuclear fuel. Meanwhile, Centrus is uniquely positioned to meet a range of U.S. national security requirements for which a domestic enrichment technology will be required.

To be sure, there are many challenges such as questions on when a market will develop for HALEU and competition from foreign-owned and government-backed competitors, but we believe our ability to meet both sets of requirements – commercial and U.S. national security – and to generate synergies between them, is what will set us apart in the years ahead.

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Whether you are a longtime investor or new to our company, all of us at Centrus appreciate the trust you have placed in us. We are committed to creating value for our shareholders and strongly believe in the mission of the company. We embrace the challenge and, with the continued support of our shareholders, look forward to the future with hope and confidence.

As always, on behalf of company, we thank you for your investment in Centrus and hope you will support the proxy.

Sincerely yours,

Daniel B. Poneman
President and CEO

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FORWARD-LOOKING STATEMENTS

This shareholder letter is not a financial report and may contain forward-looking statements that involve risks and uncertainties concerning Centrus’ business, operations, and financial results. Actual results may differ materially from the results predicted. More information about the company’s financial status as well as potential risk factors that could affect our business, operations, and financial results is included in Centrus’ annual report on Form 10-K for the year ended December 31, 2020, and in reports subsequently filed with the Securities and Exchange Commission(“SEC”). This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include but are not limited to the following which are, and will be, exacerbated by the novel coronavirus (COVID-19) pandemic and any worsening of the global business and economic environment as a result: risks related to the nuclear industry which can impact our business, results of operations and prospects; risks related to financial difficulties experienced by customers; risks related to pandemics and other health crises, such as the global COVID-19 pandemic; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks related to the imposition of sanctions, restrictions or other requirements, international trade legislation and other international trade restrictions; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; our dependence on others for deliveries of LEU; risks associated with our reliance on third-party suppliers to provide essential products and services to us; risks of significant competition from major producers who may be less cost sensitive or are wholly or partially government owned; risks related to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and our lack of current production capability; risks related to whether or when government funding or demand for high assay low enriched uranium (“HALEU”) for government or commercial uses will materialize; risks and uncertainties regarding funding for continuation and deployment of the American Centrifuge technology and our ability to perform and absorb costs under our agreement with DOE to demonstrate the capability to produce HALEU and our ability to obtain and/or perform under other agreements; uncertainty regarding our ability to commercially deploy competitive enrichment technology; the potential for further demobilization or termination of our American Centrifuge work; risks that we will not be able to timely complete the work that we are obligated to perform; risk that costs could be higher than expected; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; risks related to the Company’s capital concentration; risks related to the limited trading markets in our securities; risks related to decisions made by our Class B stockholders and our Series B Senior Preferred stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; risk that a small number of Class A stockholders may exert significant influence over the direction of the Company and whose interests may not be aligned with other Class A stockholders; the potential for DOE to seek to terminate or exercise its remedies under its agreements with the Company; risks related to actions, including government reviews, that may be taken by the United States government, the Russian government or other governments that could affect our ability to perform under our contract obligations or the ability of our sources of supply to perform under their contract obligations to us; risks related to our ability to perform and receive timely payment under agreements with DOE or other government agencies, including risks and uncertainties related to the ongoing funding by the government and potential audits; any changes or termination of agreements with US government; changes in the nuclear energy industry; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; the impact of government regulation and policies including by the U.S. Department of Energy (“DOE”) and the U.S. Nuclear Regulatory Commission; risks of accidents during the transportation of hazardous or radioactive material that may pose a health risk to humans or animals; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission.

For a discussion of these risks and uncertainties and other factors that may affect our future results, please see Part I, Item 1A, Risk Factors, and the other sections of our Annual Report on Form 10-K and our subsequently filed documents. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in our Form 10-K and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this communication, except as required by law.

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